Exhibit 10.1
RETIREMENT AGREEMENT AND RELEASE
     THIS RETIREMENT AGREEMENT AND RELEASE (the “Agreement”) is entered into between Christopher E. Buchholz (hereinafter referred to as “Mr. Buchholz”), on the one hand, and Rockville Financial, Inc. (the “Company”) and Rockville Bank (the “Bank”), on the other hand. These parties are collectively referred to as the “Parties.”
WITNESSETH THAT:
     WHEREAS, Mr. Buchholz has been employed by the Bank since June 5, 2006; and
     WHEREAS, Mr. Buchholz has retired from the Company and Bank effective June 30, 2011, and ceased the performance of all duties with the Company and Bank on that date; and
     WHEREAS, the Company and Bank desire to provide Mr. Buchholz with certain compensation and benefits in connection with the cessation of his employment, and Mr. Buchholz wishes to waive and release the Company and Bank from all claims and causes of action through the effective date of his retirement; and
     WHEREAS, Mr. Buchholz was most recently employed under the terms of an Employment Agreement, amended and restated as of January 1, 2011 (the “Employment Agreement”); and
     WHEREAS, the Parties desire that the compensation and benefits shall be provided under the terms of this Agreement, and that this Agreement shall supersede the Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and of the actions taken pursuant thereto, the Parties agree as follows:
     1. Mr. Buchholz’s service and positions with the Company and Bank terminated effective June 30, 2011 (the “Effective Date of Termination”). By execution of this Agreement, Mr. Buchholz confirms his resignation, effective as of that date, from any positions, offices and committees of the Company and Bank and any subsidiaries, divisions, subdivisions, affiliates and related companies of the Company or Bank, as well as any positions, offices and committees Mr. Buchholz holds with the entities listed on Appendix I.
     2. In consideration of Mr. Buchholz’s promises and undertakings under this Agreement, the Company shall provide Mr. Buchholz the following compensation and benefits:
     (a) The Company will pay Mr. Buchholz the sum of $421,447.48 (the “Payment”). The Company agrees to make the Payment to Mr. Buchholz on August 1, 2011.

     (b) Mr. Buchholz will be entitled to benefits under the Supplemental Savings and Retirement Plan of Rockville Bank in accordance with the terms thereof.
     (c) Mr. Buchholz will be entitled to payment of a retirement benefit (the “Retirement Benefit”) equal to $40,000 per year for a period of 20 years, commencing on the first day of the month coinciding with or immediately following his attainment of age 60. Such Retirement Benefit shall be payable to Mr. Buchholz in equal monthly installments on the first day of each month following his attainment of age 60, for a total of 240 monthly payments. In the event of Mr. Buchholz’s death prior to the commencement of payment of such Retirement Benefit, Mr. Buchholz’s beneficiary (the “Beneficiary”), designated on such form as the Bank may provide, shall be entitled to receive the Retirement Benefit that would otherwise have been provided to Mr. Buchholz pursuant to this paragraph 2(c). In the event of the death of Mr. Buchholz after the commencement of payment of the Retirement Benefit, payment shall continue to be made to Mr. Buchholz’s Beneficiary in an amount equal to the annual benefit that Mr. Buchholz was receiving at the time of death until such annual Retirement Benefit shall have been paid to Mr. Buchholz and his Beneficiary for a total period of 20 years. Monthly installments shall cease to be paid after 240 months of installments have been paid to Mr. Buchholz, his Beneficiary or both. The Retirement Benefit payable pursuant to this paragraph 2(c) shall not be funded and shall not be subject in any manner to alienation, transfer or assignment by Mr. Buchholz or his Beneficiary. Mr. Buchholz and his Beneficiary shall have only the right of an unsecured general creditor of the Bank and the Company for the Retirement Benefit provided pursuant to this paragraph 2(c).
     (d) Non-qualified stock options held by Mr. Buchholz at the Effective Date of Termination if not then vested and exercisable, will become fully vested and exercisable at the Effective Date of Termination, and, in other respects (including the period following termination during which such options may be exercised), such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted. Restricted stock awards shall become fully vested and non-forfeitable at the Effective Date of Termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.
     3. Mr. Buchholz expressly acknowledges and agrees that he is entitled to no other nonqualified deferred compensation, severance, separation or similar benefits in connection with the cessation of his employment under any plans, programs or policies of the Company or Bank except as set forth under this Agreement; provided, however, that nothing herein shall impair his rights to receive benefits payable under any tax-qualified retirement plan maintained by the Company or the Bank or impair his rights to continue coverage under the group dental plan maintained by the Company or the Bank as and to the extent required under COBRA.
     4. Mr. Buchholz agrees that Mr. Buchholz will cooperate with the reasonable requests of the Company or the Bank with respect to any claims, litigations or investigations, relating to the Company or Bank.

     5. In further consideration for the compensation and benefits provided under this Agreement, without the consent in writing of the Board of the Bank, Mr. Buchholz will not, at any time for a period of two years following the Effective Date of Termination, acting alone or in conjunction with others, directly or indirectly (a) induce any customers of the Bank or any of its affiliates to curtail or cancel their business with the Bank or any such affiliate; (b) induce, or attempt to influence, any employee of the Bank or any of its affiliates to terminate employment; or (c) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous twelve months was an employee of the Bank or any affiliate. The provisions of subparagraphs (a), (b), and (c) above are separate and distinct commitments independent of each of the other subparagraphs.
     6. Mr. Buchholz agrees that he will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned or held by the Company or the Bank, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Mr. Buchholz will first provide the Company or the Bank with written notice of such). All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company or the Bank shall remain the sole property of the Company or the Bank and shall not be removed from the premises of the Company or the Bank. Mr. Buchholz further agrees to return to the Company or the Bank any property of the Company or the Bank which Mr. Buchholz may have, no matter where located, and not to keep any copies or portions thereof.
     7. Mr. Buchholz shall not make any derogatory or defamatory statements, whether written or oral, about the Company or the Bank or any of its subsidiaries or affiliates, its business, its directors or officers, or its or their reputations. The Company agrees that it will not authorize, whether written or oral, any derogatory or defamatory statements to be made about Mr. Buchholz, or his reputation or skills. Notwithstanding the foregoing, nothing shall preclude Mr. Buchholz, the Company or Bank from making truthful statements that are necessary or appropriate for purposes of securities law disclosures or required by applicable law, regulation or legal process.
     8. In consideration for the benefits provided in this Agreement, by Mr. Buchholz’s signature below, Mr. Buchholz, for Mr. Buchholz and on behalf of Mr. Buchholz’s heirs, executors, agents, representatives, successors and assigns, hereby releases and forever discharges Rockville Financial, Inc., its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Rockville Companies”) and the Rockville Companies’ past, present and future agents, directors, officers, employees, representatives, assigns, stockholders, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (hereinafter “those associated with the Rockville Companies”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which Mr. Buchholz may have against the Rockville Companies or those associated with the Rockville Companies of whatever kind, including but not limited to those arising out of Mr. Buchholz’s employment with the Rockville Companies or the termination of that employment. Mr. Buchholz agrees this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §791(b), the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-09, the Family and Medical Leave Act of 1993, the Connecticut Fair Employment Practices Act, C.G.S. §46a-51 et. seq., and any other local, state or federal law, regulation or order providing workers’ compensation benefits, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, or dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. Mr. Buchholz also agrees this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to Mr. Buchholz’s employment or termination of employment with the Rockville Companies and any claim for attorneys’ fees, expenses or costs of litigation.
     This release covers all claims based on any facts or events, whether known or unknown by Mr. Buchholz, that occurred on or before the date of this Agreement. Mr. Buchholz expressly waives all rights Mr. Buchholz might have under any law that is intended to protect Mr. Buchholz from waiving unknown claims and by Mr. Buchholz’s signature below indicates Mr. Buchholz’s understanding of the significance of doing so. Examples of released claims include, but are not limited to: (a) claims that in any way relate to Mr. Buchholz’s employment with the Rockville Companies, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay (other than under this Agreement); (b) claims that in any way relate to the design or administration of any employee benefit program; (c) claims that Mr. Buchholz has irrevocable or vested rights to severance or similar benefits (other than under this Agreement) or to post-employment health or group insurance benefits (other than under this Agreement); (d) any claim, such as a benefit claim, that was explicitly or implicitly denied before Mr. Buchholz signed this Agreement; (e) any claim Mr. Buchholz might have for extra benefits as a consequence of payments Mr. Buchholz receives because of signing this Agreement; or (f) any claim to attorneys’ fees or other indemnities. Except to enforce this Agreement, Mr. Buchholz agrees Mr. Buchholz will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Rockville Companies or those associated with the Rockville Companies in any forum and agrees to withdraw with prejudice all other complaints or charges, if any, that Mr. Buchholz has filed against the Rockville Companies or those associated with the Rockville Companies.
     Anything in this Agreement to the contrary notwithstanding, this release does not include a release of (i) any of Mr. Buchholz’s rights under this Agreement; (ii) any rights Mr. Buchholz may have to indemnification under any agreement, law, organizational document or policy of the Rockville Companies, or otherwise; (iii) any rights Mr. Buchholz may have under Rockville Companies’ benefit plans; or (iv) Mr. Buchholz’s right to enforce this Agreement or any of the foregoing items described in this paragraph.

     9. The Parties each covenant that none of them, nor any of their respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the other Party or any of its/his successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company or Bank plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will the Parties seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect the Parties’ future right to enforce appropriately the terms of this Agreement under the following dispute resolution procedures:
     (a) The Bank and the Company and Mr. Buchholz shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chief Executive Officer of the Bank and Mr. Buchholz. Any party may give the other party written notice of any dispute in accordance with the notice procedures set forth below. Within 15 days after delivery of the notice, the receiving party shall submit to the other, in accordance with the notice procedures set forth below, a written response. The notice and response shall include a statement of that party’s position and summary of arguments supporting that position. Within 30 days after delivery of the initial notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this subparagraph 9(a) are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     (b) If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the Parties failed to meet within 30 days after delivery, the Parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days. Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.
     (c) Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, of whom each party shall designate one; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Hartford, Connecticut. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company, the Bank and Mr. Buchholz hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction. The Company, the Bank and Mr. Buchholz hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Parties shall each bear their own costs and expenses arising in connection with any proceeding under paragraphs (a), (b) or (c) above.
Notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Bank or the Company:
Rockville Bank
1645 Ellington Road
South Windsor, CT 06074
Attn: Chief Executive Officer
If to Mr. Buchholz:
Christopher Buchholz
49 Coach Road
Glastonbury, CT 06033
     If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
     10. Mr. Buchholz acknowledges that (a) Mr. Buchholz has been advised to consult with an attorney at Mr. Buchholz’s own expense before executing this Agreement and that Mr. Buchholz has been advised by an attorney or has knowingly waived Mr. Buchholz’s right to do so, (b) Mr. Buchholz has been offered a period of at least twenty-one (21) days within which to consider this Agreement and has freely elected with the advice of counsel to sign this Agreement, (c) Mr. Buchholz has a period of seven (7) days from the date that Mr. Buchholz signs this Agreement within which to revoke it by sending notice of such revocation such that it is timely received by the Chief Executive Officer of the Bank, (d), this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (e) Mr. Buchholz fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, (f) Mr. Buchholz is receiving greater consideration hereunder than Mr. Buchholz may have received had Mr. Buchholz not signed this Agreement, and that the consideration hereunder is given in exchange for all of the provisions hereof, and (g) the waiver or release by Mr. Buchholz of rights or claims Mr. Buchholz may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement

Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Mr. Buchholz has granted hereunder. Mr. Buchholz understands and agrees that the Company’s payment of money and other benefits to Mr. Buchholz and Mr. Buchholz’s signing of this Agreement does not in any way indicate that Mr. Buchholz has any viable claims against the Company or the Bank or that the Company or the Bank admits any liability whatsoever.
     11. This Agreement cancels and supersedes any and all prior employment agreements and understandings between the Parties with respect to the employment of Mr. Buchholz by the Bank, any parent or predecessor company, and the Company’s subsidiaries. This Agreement constitutes the entire agreement among the Parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the Parties. Mr. Buchholz shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Mr. Buchholz under any prior agreements and understandings or under any benefit or compensation plan of the Bank which are in effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assignable by Mr. Buchholz without the Company’s written consent.
     12. If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid. If any court determines that any provision of paragraph 5 of this Agreement is unenforceable because of the duration of such provision, it is the Parties’ intent that such court shall have the power to modify the duration of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.
     13. This Agreement shall be construed in accordance with the laws of the State of Connecticut, except to the extent superseded by applicable federal law. This Agreement is deemed to have been jointly drafted and negotiated by the Parties, and it shall not be construed based on the Parties’ respective contributions to its drafting and negotiation.
     14. Each of the Parties agrees that it or he will execute and provide, at the request of any of the other Parties, any and all such other documents or cooperation as may be reasonably necessary to effectuate this Agreement.
     15. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder so as to not subject Mr. Buchholz to the payment of any tax penalty or interest which may be imposed by Code Section 409A. The Company shall have no obligation, however, to reimburse Mr. Buchholz for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of Mr. Buchholz under Section 409A of the Code. It is intended that all payments made under this Agreement on or before the 15th day of the third month following the end of Executive’s taxable year in which he terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon Mr. Buchholz’s separation from service which are subject to Code Section 409A shall be delayed for six months following such termination of employment if Mr. Buchholz is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) on the date of his separation from service.
     IN WITNESS WHEREOF, Mr. Buchholz and the Company and the Bank have hereunder executed this Agreement this 30th day of June, 2011.

ROCKVILLE BANK
By:	/s/ Richard J. Trachimowicz
	Name:	Richard J. Trachimowicz
	Title:	Executive Vice President

ROCKVILLE FINANCIAL, INC.
By:	/s/ Richard J. Trachimowicz
	Name:	Richard J. Trachimowicz
	Title:	Executive Vice President

/s/ Christopher E. Buchholz
Christopher E. Buchholz

Appendix I to
Retirement Agreement and Release Between
Christopher E. Buchholz and Rockville Financial, Inc.
and Rockville Bank
In accordance with paragraph 1 of the Retirement Agreement and Release between Christopher E. Buchholz and Rockville Financial, Inc. and Rockville Bank, Mr. Buchholz confirms his resignation from any positions, offices, or committees he holds with the following entities:
Rockville Bank Foundation
Rockville Financial Services
Rockville Bank Commercial Properties
Rockville Bank Resdiential Properties
Rockville Bank Mortgage, Inc.
SBR Passive Investment Corp.

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